UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 2, 2025

QUANTUM COMPUTING INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40615	82-4533053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Marine View Plaza, Suite 214 Hoboken, NJ	07030
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 436-2161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock (par value $0.0001 per share)	QUBT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Operating Officer Appointment

On May 2, 2025, the Board of Directors (the “Board”) of Quantum Computing Inc. (the “Company”) appointed Dr. Milan Begliarbekov, Ph.D, to the position of the Company’s Chief Operating Officer, effective immediately.

Dr. Begliarbekov, age 40, brings over 10 years of experience in the semiconductor and optical component manufacturing industry including nanofabrication and materials science. Prior to his current role Dr. Begliarbekov served as Director of Quantum Foundry since 2022. In that position he was responsible for overseeing the development and commercialization of quantum materials, devices, and technologies including thin-film lithium niobate and transition metal ferroelectrics for advanced sensing and photonic computing applications. Prior to joining the Company, he served as Manager, then Director and finally Research Assistant Professor and Director of the Nanofabrication Facility at the City University of New York (CUNY) from 2014 to 2022. In this role, he managed the design, commissioning, and operation of one of the region’s leading nanofabrication centers, supporting academic and industrial users from early-stage startups to established corporations. His responsibilities included process development, equipment oversight, and the leadership of multiple scientific collaborations. Dr. Begliarbekov holds Bachelors, Masters and PhD degrees in Physics and a Bachelor’s degree in Literature from Stevens Institute of Technology.

Family Relationships

Dr. Begliarbekov does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Dr. Begliarbekov reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements

In connection with his appointment as Chief Operating Officer, the Company increased Dr. Begliarbekov’s annual salary to $248,000 but did not otherwise change his compensation arrangement. As per his existing compensation arrangement, Dr. Begliarbekov is eligible to earn an annual cash bonus in an amount of up to 10.0% of his base salary upon the achievement of mutually-agreed upon performance milestones, although to date the Board has determined to pay such annual bonuses in shares of Common Stock or options to purchase shares of Common Stock in lieu of cash.

Item 8.01 Other Events.

Also on May 2, 2022, the Board appointed Pouya Dianat, PhD, to the position of the Company’s Chief Revenue Officer, effective immediately.

Dr. Dinat, age 39, combines over 18 years of experience in the photonics industry including more than a decade in commercialization of photonic technologies and eight years as a graduate student in photonics. Previously Dr. Dianat served as the Director of Photonic Integrated Circuits (PICs) and Foundry Services, where he led the commercial offerings of the Company’s thin-film lithium niobate technology since July 2024. Dr. Dianat was the Chief Technology Officer for Nanograss Solar LLC., a company commercializing high-speed photodetectors, from 2018 to 2021. From 2021 to 2022, he was Entrepreneur-in-residence at Drexel University, while also working as a scientist at Princeton Infrared Technologies, a company focused on high-end infrared cameras. From March 2022 to July 2023, he was a Senior Photonics Engineer at Optogration, a Luminar Company, where he led commercial offerings, business development and scale-up of photonic detector chips for automotive LIDAR products. Dr. Dianat served as the Market Expert and Director of PIC and Quantum Technologies at OPTICA, a world-leading optics and photonics association, from 2023 to 2024. Dr. Dianat received his PhD and Master of Science degrees in Electrical Engineering from Drexel University, and a Bachelor of Science degree in Electrical Engineering from Sharif University of Technology, Tehran, Iran. Dr. Dianat also served a two-year Postdoctoral Fellowship at Northwestern University.

The Company’s press release announcing the appointment of Dr. Begliarbekov as Chief Operating Officer and of Dr. Dianat as Chief Revenue Officer is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release dated May 8, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM COMPUTING INC.

Date: May 8, 2025	By:	/s/ William McGann
William McGann
Chief Executive Officer

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